Exhibit 99.1

            Vical Announces First-Quarter 2003 Financial Results

   SAN DIEGO, May 5 /PRNewswire-FirstCall/ --
Vical Incorporated (Nasdaq: VICL) today reported revenues of $1.6 million for the first quarter which ended March 31, 2003, compared with revenues of $1.5 million for the first quarter of the prior year. The increase in contract revenues in the first quarter of 2003, principally as a result of contract manufacturing, offset the decline in license revenues in the first quarter of 2003 compared to the first quarter of 2002 resulting from recognition of deferred revenue in 2002 from Merial for the exercise of options under a 1995 agreement.
   The net loss for the first quarter of 2003 was $6.6 million or $0.33 per share, compared with a net loss of $5.2 million or $0.26 per share for the first quarter of 2002. The net loss for the first quarter of 2003 included a $0.5 million write-down of the company's investment in Corautus Genetics Inc.
(CGI), a publicly traded company formed in February 2003 as a result of a merger between Vascular Genetics Inc. (VGI), in which we had held preferred shares, and GenStar Therapeutics. Our investment in VGI was recorded on our balance sheet at $0.8 million at December 31, 2002. The market price of the CGI shares held by the company at March 31, 2003, was $0.3 million. The first quarter 2003 net loss was consistent with the company's projected net loss for the full year 2003 of between $24 million and $28 million.
   The company had cash, cash equivalents and marketable securities of $102 million at March 31, 2003, compared with $112 million at December 31, 2002. Approximately $3 million of cash paid for capital equipment in the first quarter of 2003 will be reimbursed under lease financing in the second quarter of 2003.
   "Our progress in the first quarter of 2003 included the launch of two new infectious disease vaccine product development programs, continued enrollment and treatment of patients in our high-dose Allovectin-7(R) trial, and the move to our new facility," said Vijay B. Samant, Vical's President and Chief Executive Officer.

   Recent Events
   "At current enrollment of 122 patients with advanced metastatic melanoma, our Phase II high-dose Allovectin-7(R) trial enrollment is approaching completion," said Mr. Samant. "We plan to present interim data from the high-dose trial at the May 2003 annual meeting of the American Society of Clinical Oncology.
   "I am pleased to report that both infectious disease vaccine development programs we recently announced are progressing well. In our anthrax vaccine program, we have now completed safety studies in rabbits, and the same levels of immune response were achieved as in our initial study," added Mr. Samant. "We remain on track to file an Investigational New Drug application (IND) and begin clinical testing in the second half of 2003.
   "In our cytomegalovirus (CMV) vaccine development program, we began preclinical safety studies on schedule and we expect to file our IND for this program in the second half of 2003 for an initial indication in patients undergoing bone marrow or solid organ transplantation. Our goal is to begin enrolling patients by year-end 2003 at three of the nation's leading transplant centers.
   "We have received numerous questions about the recent outbreak of Severe Acute Respiratory Syndrome (SARS)," said Mr. Samant. "We were invited, along with the major vaccine manufacturers and pharmaceutical companies, to participate in an information-sharing meeting in early April with the U.S. Centers for Disease Control and Prevention, the National Institutes of Health, and the U.S. Department of Health and Human Services. The genome of the SARS virus has been sequenced and made available to the scientific community. We believe our DNA delivery technology is well suited to use that sequence as the basis of a SARS vaccine, and it could offer both safety and timeline advantages compared with conventional vaccine technologies. However, there are many unknown aspects of the virus and the disease, making it a difficult target for vaccine development. As a result, at this time we will not undertake a formal SARS vaccine product development program without confirmed external funding. We are seeking such funding, and researching technical issues to be fully prepared for rapid progress should financial support become available."
   Vical will conduct a conference call to discuss the first-quarter
2003 financial results with invited analysts and institutional investors tomorrow, May 6, at noon Eastern Time. The call is open on a listen-only basis to any interested parties. To listen to the call, please dial
(888) 224-3260, or (973) 317-5317 for international participants, at least ten minutes before the scheduled starting time and ask for the Vical conference call. A replay of the call will be available for 48 hours beginning about an hour after the call. To listen to the replay, please dial (800) 428-6051, or
(973) 709-2089 for international participants, and enter conference identification number 291640. The call also will be available live and archived for seven days through the webcast center, and if applicable financial and statistical information discussed on the call may be available, at www.vical.com.

   About Vical
   Vical researches and develops biopharmaceutical products based on our patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of our DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapies, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. We have retained all rights to our internally developed product candidates. In addition, we collaborate with major pharmaceutical companies and biotechnology companies that give us access to complementary technologies or greater resources. These strategic partnerships provide us with mutually beneficial opportunities to expand our product pipeline and serve significant unmet medical needs.

   This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the company's projected financial performance, advancement of the company's research and development activities, expectations regarding the company's high dose Allovectin-7(R) Phase II trial and timing of availability of interim data from that trial, the company's infectious disease vaccine development efforts and plans for filing an IND and commencing clinical trials for these vaccine candidates, developments regarding the spread of SARS, the potential applicability and advantages of Vical's technology to the development of a vaccine against SARS, and the potential benefits of collaborative partnerships. Risks and uncertainties that could adversely affect actual results include risks and uncertainties related to whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance, whether the net loss in the first quarter of 2003 is indicative of the expected net loss for the remainder of 2003, whether results of the company's high-dose Allovectin-7(R) Phase II trial will demonstrate sufficient efficacy to support further development of that product candidate, whether interim data from that Phase II trial will be available when expected, whether the company's research and development activities will result in the advancement of two new product candidates into clinical testing and identification of additional product candidates, whether these activities will enable the company to file INDs and commence clinical trials for these product candidates within the timeframes expected by the company, whether results of preclinical safety studies for these product candidates are relevant to the safety or efficacy of these product candidates in humans, whether the company will be able to enter into arrangements with three leading transplant centers for its CMV vaccine development program, whether the company's independent or partnered research and development efforts will lead to viable product candidates, whether SARS will continue to spread and if so, whether Vical's technology may be applicable toward development of a SARS vaccine and whether external funding will be available to support Vical's development efforts in this area, whether any product candidates will be shown to be safe and efficacious in clinical trials, the timing of clinical trials, and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

   For further information, please contact Alan R. Engbring, Director, Investor Relations, or Martha J. Demski, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127.


                             VICAL INCORPORATED
                          STATEMENTS OF OPERATIONS
             (in thousands, except share and per share amounts)
                                (Unaudited)

                                           Three Months       Ended March 31,
                                               2003                 2002

    Revenues:
      License/royalty revenue                      $496              $1,033
      Contract revenue                            1,111                 478
       Total revenues                             1,607               1,511

    Expenses:
     Research and development                     6,847               6,000
     General and administrative                   1,540               1,720
     Write-down of investment                       482                  --
      Total expenses                              8,869               7,720

    Loss from operations                         (7,262)             (6,209)
    Net investment income(1)                        673                 985
    Net loss                                    $(6,589)            $(5,224)

    Net loss per share
     (basic and diluted)                         $(0.33)             $(0.26)

    Shares used in
     per share calculation                   20,091,344          20,059,310

   (1) Net investment income included realized gains on the sale of marketable securities of $0.1 million for the first quarter of 2003.


                             VICAL INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                             March 31,          December 31,
                                               2003                 2002
                                            (Unaudited)

    Assets:
     Cash and cash equivalents                  $14,723             $32,609
     Marketable securities                       86,880              78,904
     Other current assets                         5,957               5,894
      Total current assets                      107,560             117,407
    Investment                                       --                 800
    Property and equipment, net                   6,986               4,943
    Other assets                                  6,571               6,276
                                               $121,117            $129,426
    Liabilities and Stockholders' Equity:
     Current liabilities                         $9,797             $10,800
     Long-term obligations                        3,856               4,319
     Stockholders' equity                       107,464             114,307
                                               $121,117            $129,426